UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2014

GENOSYS, INC.

(Exact Name of Registrant as Specified in Charter)

Utah	000-49817	87-0671592
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5314 North 250 West, Suite 350
Provo, Utah 84604

(Address of Principal Executive Offices)

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(801) 319-2324

(Registrant’s telephone number, including area code)

____________________

167 South Orem Boulevard

Orem, Utah 84058

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 10, 2014, GeNOsys, Inc. (the “Company”) entered into a Consulting Agreement with CFO Advantage Consulting, LC (“CFO Advantage”) pursuant to which CFO Advantage will provide accounting and related financial services to the Company. CFO Advantage will be paid as an independent contractor. Under the terms of the Consulting Agreement, CFO Advantage will be paid discounted hourly fees ranging from $35 per hour to $145 per hour for various bookkeeping, controller and chief financial officer type services, depending on the needs of the Company and the CFO Advantage employee performing the services.  CFO Advantage will provide the chief financial officer services until the Company becomes current on its periodic reporting obligations and thereafter until the Company completes its search for a permanent Chief Financial Officer.

Robbie Chidester, CPA, founded CFO Advantage in 2008. As managing member of CFO Advantage, Mr. Chidester provides outsourced accounting, financial management and advisory services to various clients. He has provided financial services to a vast array of clients, including successful companies in the bio technology, healthcare and manufacturing. Mr. Chidester has spent over 20 years as VP Finance, Chief Financial Officer, Board Member and Advisor. Working the past eight years as an outsourced or interim financial officer, he has provided financial management and advisory services to over 20 emerging businesses. He has personally assisted in the placement of over $335M in debt and equity funding.  Mr. Chidester began his career in 1981 with the international audit, tax and advisory firm KPMG LLP. He is a licensed Certified Public Accountant. Mr. Chidester received a Bachelor’s Degree in Accounting, with honors, from the University of Utah.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 16, 2014

GENOSYS, INC.

By:

/s/ John W. R. Miller

Name:  John W. R. Miller

Its:       Chief Executive Officer